Exhibit 99.1

              Market Central Retires Over 5.8 Million Common Shares

          Shareholder Friendly Action Reduces Shares Outstanding by 45%

Charlotte, North Carolina, November 23, 2004 - Market Central, Inc. ( MKTE:
OTCBB) announced today that its two largest shareholders William Goldstein and Glen Hammer have agreed to surrender a combined total of 5,880,740 common stock representing approximately 45% of the outstanding common stock of the Company. The surrendered shares come from Messrs. Hammer and Goldstein's personal holdings. This shareholder friendly action effectively reduces the Company's issued and outstanding common shares from approximately 12,536,000 to 6,656,000. In conjunction with this return of shares, Messrs. Hammer and Goldstein have also converted their loans to the Company, of approximately $1,300,000, into Series A preferred stock and Mr. Hammer will be substituting himself as lender to the Company on the $1,250,000 debt currently owed to the Bank of America. The agreement included the resignation of Messrs. Hammer and Goldstein from the Company's Board of Directors.

Mr. Goldstein commented, "We agreed to this transaction to provide a catalyst for growth and help assist management with its goals. We strongly believe in the strength of MKTE's technology and the strategic vision that has been formulated by Doyal Bryant and his management team. This transaction will benefit all shareholders and give current management more flexibility to attract strategic partners and board members to expedite the commercialization of the technology and assist in the execution of MKTE's overall business strategy."

Mr. Bryant, CEO of Market Central stated: "The reduction in the Company's issued and outstanding common stock will give Market Central an attractive structure and solid growth model to pursue several immediate strategic opportunities that can help enhance shareholder value."

The Company's Current Report on Form 8K relating to this agreement should be read in conjunction with this release and is included herein by reference.


About Market Central

Headquartered in Charlotte, North Carolina, Market Central, Inc. is a global technology management company specializing in solutions that connect people and businesses with information. The Company holds multiple patents and patent-pending technologies and has developed a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. Market Central's clients include some of the nation's premier companies and organizations such as SmartBargains.com, Time Warner Cable, Cox Communications, FedEx, Tutor.com, OCLC, and Library of Congress. For more information, please visit us on the Web at www.marketcentral.com or by calling (704) 319-2220.

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This news release may contain forward-looking statements. Forward-looking statements are indicated by words such as "expects," "intends," "anticipates," "believes" and similar expressions. Our ability to achieve the results anticipated in such forward-looking statements is subject to risks and uncertainties, including, without limitation, our ability to successfully centralize and consolidate various support functions, in addition to general economic conditions, operating results, market acceptance of our solutions and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission. These forward-looking statements are made in accordance with "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 and no assurance can be given that the future results that are the subject of such forward-looking statements will be achieved. The Company undertakes no obligation to publicly update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.